Exhibit 99.1

Contact: Home Federal Bancorp, Inc. Len E. Williams, President & CEO Eric S. Nadeau, EVP, Treasurer & CFO 208-466-4634

HOME FEDERAL BANCORP, INC. ANNOUNCES FIRST QUARTER RESULTS

Nampa, ID (April 27, 2012) – Home Federal Bancorp, Inc. (“Company”) (Nasdaq GSM: HOME), the parent company of Home Federal Bank (“Bank”), today announced results for the quarter ended March 31, 2012. The Company reported earnings of $702,000, or $0.05 per diluted share, for the three months ended March 31, 2012, compared to a loss of ($1.2 million), or ($0.08) per diluted share, for the same period a year ago. The Company’s return to profitability compared to the year-ago quarter was attributable to a reduction in operating expenses, gains on the sales of securities and facilities, and continued improvement in covered asset quality, which resulted in lower credit costs and higher yields on purchased loans in the 2012 quarter. On January 27, 2012, the Company announced the change of its fiscal year end to December 31 from September 30.  The Company’s next fiscal year end will be December 31, 2012. As a result of this change, the quarter ended December 31, 2011, is not included in the fiscal year ended September 30, 2011, or the fiscal year ending December 31, 2012. The quarter ended March 31, 2012, represents the first quarter of the Company’s current fiscal year.

On July 30, 2010, the Bank entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (“FDIC”) to assume all of the deposits and acquire certain assets of LibertyBank, headquartered in Eugene, Oregon (the “LibertyBank Acquisition”). In August 2009, the Bank entered into a purchase and assumption agreement with the FDIC to assume all of the deposits and certain assets of Community First Bank, headquartered in Prineville, Oregon (the “CFB Acquisition”).  Nearly all of the loans and foreclosed assets purchased in these acquisitions are subject to loss sharing agreements with the FDIC and are referred to as “covered loans” or “covered assets.” Loans and foreclosed and repossessed assets not subject to loss sharing agreements with the FDIC are referred to as “noncovered loans” or “noncovered assets.”

The following items summarize key activities of the Company during the quarter ended March 31, 2012:

•
Net interest income before the provision for loan losses increased $3.8 million to $12.4 million for the quarter ended March 31, 2012, when compared to the quarter ended March 31, 2011, due to a higher yield on purchased loans and a declining cost of funds;

•
The provision for loan losses, net of the FDIC indemnification impairment related to the negative provision, totaled $36,000 during the quarter ended March 31, 2012 compared to $150,000 during the same quarter in 2011.  No provision for loan losses on noncovered originated loans was recorded during the quarter. The net provision for other real estate owned totaled $107,000 for the quarter ended March 31, 2012 and is reported in other noninterest expense;

•
Noninterest income during the quarter ended March 31, 2012, includes impairment of the FDIC indemnification asset for covered loans of $3.3 million and an $819,000 indemnification impairment due to the negative provision for loan losses, both a result of a reduction in estimated future losses on covered loans;

•	Service charges and fees declined $139,000 to $2.1 million for the quarter ended March 31, 2012 from the quarter ended December 31, 2011, and $125,000 compared to the quarter ended March 31, 2011;
•
The Bank sold investment securities and recorded a pre-tax gain of $535,000 during the quarter ended March 31, 2012, compared to $590,000 in the quarter ended December 31, 2011 and none during the quarter ended March 31, 2011;

•	Noninterest expense decreased by $56,000 during the quarter ended March 31, 2012, compared to the December 31, 2011 quarter and was $2.8 million lower than the quarter ended March 31, 2011;

Home Federal Bancorp, Inc.
April 27, 2012

•	Total assets decreased $8.6 million during the quarter ended March 31, 2012, compared to December 31, 2011. Loans declined $14.2 million during the quarter, and deposits declined $7.4 million; and
•
Noncovered nonperforming assets increased $945,000 to $23.0 million at March 31, 2012 compared to December 31, 2011, due to the classification of one large commercial real estate loan that was placed on nonaccrual status during the quarter. Total nonperforming assets decreased $5.6 million to $40.4 million at March 31, 2012.

Len E. Williams, the Company’s President and CEO, commented, “The past two quarters have clearly reflected our expense reduction, improvement in asset quality and lower funding costs. While we still have declining nonperforming assets, residential loans and leases, we are encouraged by a recent increase in commercial lending activity and look forward to additional stability as the economy improves.  We continue to seek opportunities for accretive acquisitions and additional stock buybacks at a significant discount to book value.”

Results of Operations

Net interest income. Net interest margin decreased to 4.92% during the quarter ended March 31, 2012, from 5.54% in the linked quarter, but increased substantially from 2.82% during the quarter ended March 31, 2011. The linked quarter decline is primarily due to a reduction in accretable income on purchased loans during the quarter ended March 31, 2012.  The increase over the year-ago quarter was also the result of the increase in accretable yield during the quarter ended March 31, 2012, on purchased loans. Similarly, the Company’s yield on earning assets decreased to 5.36% in the current quarter from 6.02% in the linked quarter, but was up from 3.57% during the quarter ended March 31, 2011, primarily due to the increase in accretable yield on purchased loans.

Managed runoff in certificates of deposits resulted in a reduced cost of funds compared to prior periods. Additionally, the Bank paid off all outstanding borrowings with the Federal Home Loan Bank (“FHLB”) in September 2011, which reduced interest expense on borrowings compared to the quarter ended March 31, 2011. The cost of funds for the quarter ended March 31, 2012, was 0.58% compared to 0.62% in the quarter ended December 31, 2011, and 0.89% for the quarter ended March 31, 2011.

Provision for loan losses. A negative provision for loan losses of ($783,000) was recorded during the quarter ended March 31, 2012, compared to a negative provision of ($474,000) for the quarter ended December 31, 2011, and a provision of $3.0 million for the same year-ago period.  The negative provision related to covered loans purchased in the CFB Acquisition totaled ($1.1 million) and was primarily due to a large recovery realized during the quarter. A provision for loan losses on certain pools of loans purchased in the LibertyBank Acquisition totaled $335,000 during the quarter ended March 31, 2012. Net of amounts recorded in noninterest income as FDIC indemnification recovery, the impact of the provision for loan losses reduced income before taxes by $36,000 during the quarter ended March 31, 2012. The “FDIC indemnification recovery” of ($819,000) reported in noninterest income represents the amount of reduction of losses expected to be recovered by the Bank from the FDIC.

Loans purchased in the LibertyBank Acquisition were aggregated into pools. If an individual pool performs better than management’s original estimates, the Company may incur an increase in accretable yield in interest income, which is offset somewhat by impairment in the FDIC indemnification asset since loan losses are expected to be less than previously estimated. If the estimated cash flows in a loan pool are less than management previously estimated, an allowance for loan losses may be recorded through a provision, which is offset somewhat by the amount expected to be recovered from the FDIC under the loss sharing agreements. During the quarters ended March 31, 2012 and December 31, 2011, the Bank incurred impairments on certain loan pools purchased in the LibertyBank Acquisition that required a provision for loan losses, which was partially offset with the FDIC indemnification recovery. However, several loan pools are expected to perform with fewer losses than previously estimated, which resulted in impairment in the FDIC indemnification asset and may increase interest income on loans in the future due to higher accretable yield.

Home Federal Bancorp, Inc.
April 27, 2012

The following table details the impact of the provision for loan losses and the FDIC indemnification recovery on income before taxes:

Table 1.	Three Months Ended
(in thousands)	March 31, 2012	December 31, 2011	March 31, 2011

Provision for loan losses on:
Noncovered originated loans	$--	$--	$--
Covered loans – CFB Acquisition	(1,118)	(872)	3,000
Covered loans – LibertyBank Acquisition	335	398	--
Total gross provision for loan losses	(783)	(474)	3,000

Less: FDIC indemnification recovery reported in noninterest income:
Noncovered originated loans	--	--	--
Covered loans – CFB Acquisition	(1,063)	(829)	2,850
Covered loans – LibertyBank Acquisition	244	314	--
Total FDIC indemnification recovery	(819)	(515)	2,850

Net decrease (increase) to income before taxes
Noncovered originated loans	--	--	--
Covered loans – CFB Acquisition	(55)	(43)	150
Covered loans – LibertyBank Acquisition	91	84	--
Net decrease in income before income taxes	$36	$41	$150

Noninterest income. The quarters ended March 31, 2012, and December 31, 2011, include significant transactions related to accounting for covered loans. As noted above, a negative provision for loan losses was recorded on covered loans purchased in the CFB Acquisition. Nearly all of the negative provision was offset by a correlating impairment of the FDIC indemnification asset due to this reduction in estimated losses on covered loans, which is reported in other income on the statement of operations. Additionally, impairment in the FDIC indemnification asset reduces noninterest income and resulted in a significant noninterest loss for the quarters ended March 31, 2012 and December 31, 2011. The impairment in the FDIC indemnification asset recognizes the decreased amount the Company expects to collect from the FDIC under the terms of its loss sharing agreements due to lower expected losses on covered loans.

Noninterest income for the quarters ended March 31, 2012, and December 31, 2011, is reported as loss due to the impairment of the FDIC indemnification asset in each quarter. The following table presents noninterest income excluding the impact of FDIC indemnification items on all covered loans:

Table 2.	Three Months Ended
(in thousands)	March 31, 2012	December 31, 2011	March 31, 2011

Total noninterest income, as reported	$(1,107)	$(1,631)	$6,094
Less: FDIC indemnification recovery	(819)	(515)	2,850
Impairment (accretion) of FDIC indemnification asset	(3,343)	(4,667)	649
Total noninterest income, excluding FDIC indemnification items	$3,055	$3,551	$2,595

Service charges and fee income decreased $139,000 to $2.1 million for the quarter ended March 31, 2012, compared to the quarter ended December 31, 2011, and by $125,000 compared to the same period a year ago. The primary decline from the linked quarter was due to a $250,000 decline in overdraft fees. Compared to the year-ago quarter, overdraft fees were $265,000 lower in the quarter ended March 31, 2012. The continued decline in overdraft fees is

Home Federal Bancorp, Inc.
April 27, 2012

due to fewer “free checking” accounts and regulatory changes that were first implemented in July 2010. However, subsequent guidance from regulatory agencies and the Company’s risk management practices has caused further reductions in overdraft fees as fewer clients qualify for participation in the Bank’s extended overdraft program.

Noninterest income includes pre-tax gains on sales of securities of $535,000 and $590,000 during the quarters ended March 31, 2012 and December 31, 2011, respectively. These gains were realized on U.S. Treasury securities that were purchased during those quarters. Additionally, the Bank sold one of the branch facilities that was closed in December 2011 and recorded a pre-tax gain of $264,000 during the quarter ended December 31, 2011. The gain on sale of other real estate owned was $175,000 and $168,000 during the quarters ended March 31, 2012, and December 31, 2011, respectively. The loss on sales of other real estate owned totaled $103,000 during the quarter ended March 31, 2011. The gain on sale of real estate owned during the quarter ended March 31, 2012, included the sale of a branch closed in Boise in December 2011. The gain on the branch sale was $136,000.

Noninterest expense. Noninterest expense for the quarter ended March 31, 2012, decreased $2.8 million compared to the quarter ended March 31, 2011, and by $56,000 compared to the linked quarter. The year over year declines in noninterest expense is primarily due to the consolidation of operations personnel and the closure of branches that occurred throughout calendar year 2011. The Company’s back office operations personnel were consolidated during the quarter ended June 30, 2011, and the Company closed five branches during the quarter ended December 31, 2011. Noninterest expense during the quarter ended March 31, 2012, included approximately $150,000 of expenses related to strategic initiatives.

Compensation expense decreased $1.0 million during the quarter ended March 31, 2012, compared to the year ago quarter. Compensation expense increased $271,000 during the March 31, 2012, quarter compared to the linked quarter. Salaries expense declined $52,000 from the previous quarter, but increases in stock-based compensation expense, unemployment taxes and commissions, and the commencement of a new plan year for the Company’s KSOP resulted in an overall increase in compensation expense compared to the linked quarter. Stock-based compensation expense during the quarter ended December 31, 2011, was reduced by approximately $60,000 due to the forfeiture of restricted stock and stock options by terminated employees. Commissions were higher in the quarter ended March 31, 2012, due to the increase in core deposit balances during the quarter.

During the quarter ended March 31, 2012, occupancy and equipment expense increased $87,000 compared to the quarter ended December 31, 2011, due to final adjustments for closed branches and related items. Professional fees increased $104,000 due to services retained by management to assist with the review of strategic initiatives. All other expenses, net, declined $518,000 compared to the quarter ended December 31, 2011, primarily due to the provision for real estate owned which was $375,000 lower in the quarter ended March 31, 2012, compared to the linked quarter.

Balance Sheet

Total assets decreased $8.6 million to $1.1 billion at March 31, 2012, compared to December 31, 2011, primarily due to declines in certificates of deposit, which were funded by declines in loans and cash.

Cash and Investments. Cash and amounts due from depository institutions at March 31, 2012 decreased by $3.8 million from December 31, 2011.  Investments increased $12.8 million during the quarter to $412.7 million at
March 31, 2012.

Loans and leases. Net loans declined by $14.2 million during the quarter ended March 31, 2012. One-to-four family residential and commercial real estate loans both declined by $6.4 million. Loans and leases in the Company’s leasing subsidiary declined by $4.0 million during the quarter; however, total commercial business loans declined by only $2.5 million. The Company is no longer originating loans and leases in the one-to-four family and leasing subsidiary portfolios. Partially offsetting these declines, construction loans increased $2.3 million during the quarter.  In March 2012, the Bank opened a loan production office in Portland, Oregon, and hired a construction loan officer to expand the Bank’s builder finance commercial loan program in that market.

Home Federal Bancorp, Inc.
April 27, 2012

Asset Quality. The allowance for loan and lease losses was $13.7 million at March 31, 2012, compared to $14.2 million at December 31, 2011. The allowance for loan and lease losses allocated to loans covered under the loss share agreements with the FDIC totaled $4.4 million, or 3.49% of covered loans, at March 31, 2012, and the allowance for loan losses allocated to the noncovered loan portfolio was $9.3 million, or 2.88% of noncovered loans at that date. The FDIC indemnification receivable declined $3.5 million during the quarter to $20.2 million at
March 31, 2012, due to the reduction in loan losses on covered loans during recent quarters compared to earlier estimates, which resulted in the impairment noted above.

Loans delinquent 30 to 89 days and still accruing totaled $1.7 million at March 31, 2012, compared to $2.1 million at December 31, 2011, including $409,000 and $311,000, respectively, of covered loans in the Community First Bank covered loan portfolio. Nonperforming assets, which include nonaccrual loans and other real estate owned, totaled $40.4 million at March 31, 2012, compared to $46.0 million at December 31, 2011. The following table summarizes nonperforming loans and real estate owned at March 31, 2012 and December 31, 2011:

Table 3.	March 31, 2012			December 31, 2011			Quarter Change
(in thousands)	Covered Assets	Noncovered Assets	Total	Covered Assets	Noncovered Assets	Total	Covered Assets	Noncovered Assets

Real estate construction	$534	$767	$1,301	$2,007	$1,547	$3,554	$(1,473)	$(780)
Commercial and multifamily real estate	5,165	10,862	16,027	7,306	7,601	14,907	(2,141)	3,261
One-to-four family residential	670	4,665	5,335	753	5,446	6,199	(83)	(781)
Other	890	878	1,768	374	1,100	1,474	516	(222)
Total nonperforming loans	7,259	17,172	24,431	10,440	15,694	26,134	(3,181)	1,478

Real estate owned and other repossessed assets	10,098	5,867	15,965	13,427	6,400	19,827	(3,329)	(533)

Total nonperforming assets	$17,357	$23,039	$40,396	$23,867	$22,094	$45,961	$(6,510)	$945

Deposits. Total deposits decreased $7.4 million to $898.7 million during the quarter ended March 31, 2012.  However, balances in core deposits increased during the quarter by $13.8 million to $647.4 million, while certificates of deposit declined by $21.1 million to $251.3 million.  Core deposits (defined as checking, savings and money market accounts) comprised 72.0% of total deposits at March 31, 2012.

Equity. Stockholders’ equity increased $564,000 during the quarter to $191.8 million at March 31, 2012, primarily due to net income from operations of $702,000 and an increase in the unrealized gain on our securities of $289,000.  These increases were partially offset by dividends paid of $821,000 and the repurchase of 5,600 shares of common stock for a total cost of $55,000.  All other equity items increased $449,000, net.

About the Company

Home Federal Bancorp, Inc., is headquartered in Nampa, Idaho, and is the parent company of Home Federal Bank, a community bank originally organized in 1920. The Company serves southwestern Idaho and Central and Western Oregon through 28 full-service banking offices and two commercial loan production offices. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “HOME” and is included in the Russell 2000 Index. For more information, visit the Company’s web site at www.myhomefed.com/ir.

Home Federal Bancorp, Inc.
April 27, 2012

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, the Company’s ability to achieve projected cost savings, and statements regarding the Company’s mission and vision. These forward-looking statements speak only as of the date they are made and are based upon management’s current expectations and projections and therefore, involve risks and uncertainties. Such projections are based upon many estimates and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct. Actual results could be materially different from those expressed or implied by the forward-looking statements and you should not rely on such statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, the credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators, regulatory and accounting changes, risks related to construction and development lending, commercial and small business banking, our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames, and other risks. Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.’s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended September 30, 2011, Quarterly Reports on Forms 10-Q or 10-QT and Current Reports on Form 8-K. Forward-looking statements are accurate only as of the date released, and the Company’s management does not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Home Federal Bancorp, Inc.
April 27, 2012

CONSOLIDATED BALANCE SHEETS	March 31,	December 31,	March 31,
(In thousands, except share data) (Unaudited)	2012	2011	2011

ASSETS
Cash and equivalents	$140,517	$144,293	$195,720
Investments available-for-sale, at fair value	412,669	399,877	439,692
FHLB stock, at cost	17,717	17,717	17,717
Loans and leases receivable, net of allowance for loan and lease losses of $13,739 and $14,171 and $14,281	435,713	449,908	531,130
Loans held for sale	--	--	671
Accrued interest receivable	2,997	2,857	3,036
Property and equipment, net	30,830	31,522	28,294
Bank owned life insurance	15,571	15,450	12,643
Real estate owned and other repossessed assets	15,965	19,827	24,577
FDIC indemnification receivable, net	20,160	23,676	74,518
Core deposit intangible	2,935	3,086	3,590
Other assets	12,724	8,221	3,942
TOTAL ASSETS	$1,107,798	$1,116,434	$1,335,530

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposit accounts:
Noninterest-bearing demand	$129,950	$127,553	$135,572
Interest-bearing demand	251,632	249,215	235,428
Money market	184,158	178,377	177,790
Savings	81,663	78,492	80,421
Certificates	251,329	272,462	444,648
Total deposit accounts	898,732	906,099	1,073,859

Advances by borrowers for taxes and insurance	832	358	1,006
Accrued interest payable	197	219	490
Deferred compensation	5,933	5,871	5,680
FHLB advances and other borrowings	4,676	4,913	53,302
Other liabilities	5,594	7,704	2,985
Total liabilities	915,964	925,164	1,137,322

STOCKHOLDERS’ EQUITY
Serial preferred stock, $.01 par value; 10,000,000 authorized; issued and outstanding: none	--	--	--
Common stock, $.01 par value; 90,000,000 authorized; issued and outstanding:	157	157	166
Mar. 31, 2012 - 17,512,197 issued; 15,702,640 outstanding
Dec. 31, 2011 - 17,512,197 issued; 15,664,706 outstanding
Mar. 31, 2011 - 17,506,997 issued; 16,562,213 outstanding
Additional paid-in capital	143,485	143,280	151,580
Retained earnings	49,324	49,443	52,676
Unearned shares issued to employee stock ownership plan	(7,392)	(7,581)	(8,136)
Accumulated other comprehensive income	6,260	5,971	1,922
Total stockholders’ equity	191,834	191,270	198,208
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,107,798	$1,116,434	$1,335,530

Home Federal Bancorp, Inc.
April 27, 2012

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data) (Unaudited)
	Three Months Ended March 31,
	2012	2011
Interest income:
Loans and leases	$11,217	$8,395
Investment securities	2,204	2,256
Other interest	70	134
Total interest income	13,491	10,785
Interest expense:
Deposits	1,102	1,692
FHLB advances and other borrowings	21	558
Total interest expense	1,123	2,250
Net interest income	12,368	8,535

Provision for loan losses	(783)	3,000
Net interest income after provision for loan losses	13,151	5,535

Noninterest income:
Service charges and fees	2,107	2,232
FDIC indemnification recovery	(819)	2,850
Accretion (impairment) of FDIC indemnification asset	(3,343)	649
Other	948	363
Total noninterest income	(1,107)	6,094

Noninterest expense:
Compensation and benefits	6,137	7,181
Occupancy and equipment	1,563	1,877
Data processing	1,005	950
Advertising	154	262
Postage and supplies	306	349
Professional services	639	1,036
Insurance and taxes	521	1,026
Amortization of intangibles	152	186
Provision for real estate owned	107	357
Other	376	499
Total noninterest expense	10,960	13,723
Income (loss) before income taxes	1,084	(2,094)

Income tax provision (benefit)	382	(892)
Net income (loss)	$702	$(1,202)

Earnings (loss) per common share:
Basic	$0.05	$(0.08)
Diluted	0.05	(0.08)

Weighted average number of shares outstanding:
Basic	14,771,849	15,648,721
Diluted	14,771,849	15,648,721

Dividends declared per share:	$0.055	$0.055

Home Federal Bancorp, Inc.
April 27, 2012

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY
ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands, except share and per share data) (Unaudited)

	At or For the Three Months Ended
	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
SELECTED PERFORMANCE RATIOS
Return on average assets (1)	0.25%	0.48%	(0.65)%	(0.02)%	(0.36)%
Return on average equity (1)	1.44	2.85	(4.08)	(0.16)	(2.40)
Net interest margin (1)	4.92	5.54	5.62	3.23	2.82

PER SHARE DATA
Diluted earnings (loss) per share	$0.05	$0.09	$(0.13)	$(0.01)	$(0.08)
Tangible book value per outstanding share	12.03	12.01	11.92	11.95	11.75
Cash dividends declared per share	0.055	0.055	0.055	0.055	0.055
Average number of diluted shares outstanding (2)	14,771,849	14,991,807	15,199,958	15,536,539	15,648,721

ASSET QUALITY- NONCOVERED (3)
Allowance for loan losses	$9,292	$9,948	$9,225	$9,458	$10,967
Nonperforming loans	17,172	15,694	12,945	14,278	18,082
Nonperforming assets	23,039	22,094	20,220	20,843	23,510
Provision for loan losses	--	--	22	200	--
Allowance for loan losses to gross loans	2.88%	3.06%	2.81%	2.84%	3.20%
Nonperforming loans to gross loans	5.31	4.83	3.95	4.28	5.26
Nonperforming assets to total assets	2.37	2.29	2.05	1.93	2.11

TOTAL COVERED ASSETS (4)	$137,594	$153,398	$170,263	$190,406	$221,153

FINANCIAL CONDITION DATA
Average interest-earning assets	$1,006,057	$1,034,420	$1,121,202	$1,163,707	$1,209,398
Average interest-bearing liabilities	775,880	798,552	893,112	964,582	1,007,914
Net average earning assets	230,177	235,868	228,090	199,125	201,484
Average interest-earning assets to average interest-bearing liabilities	129.67%	129.54%	125.54%	120.64%	119.99%
Stockholders’ equity to total assets	17.32	17.13	16.53	15.46	14.86

STATEMENT OF OPERATIONS DATA
Interest income	$13,491	$15,567	$17,647	$11,392	$10,785
Interest expense	1,123	1,233	1,889	1,999	2,250
Net interest income	12,368	14,334	15,758	9,393	8,535

Provision for loan losses (5)	(783)	(474)	2,585	2,811	3,000
Noninterest income	(1,107)	(1,631)	(3,059)	5,707	6,094
Noninterest expense	10,960	11,016	13,544	12,423	13,723
Net income (loss) before taxes	1,084	2,161	(3,430)	(134)	(2,094)
Income tax provision (benefit)	382	785	(1,413)	(56)	(892)
Net income (loss)	$702	$1,376	$(2,017)	$(78)	$(1,202)

(1)	Amounts are annualized.
(2)	Amounts calculated exclude ESOP shares not committed to be released and unvested restricted shares.
(3)	Excludes loans and other real estate owned covered by a loss sharing agreement with the FDIC.
(4)	Loans and other real estate owned covered by loss share agreements with the FDIC.
(5)
Provision for loan losses does not consider impact of indemnification for losses on covered loans under the loss sharing agreements with the FDIC, which is reported in noninterest income as “FDIC indemnification recovery.”